UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Western Alliance Bancorporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 18, 2006
To the Stockholders of
Western Alliance Bancorporation:
      The Annual Meeting of Stockholders (the “Annual Meeting”) of Western Alliance Bancorporation (the “Company”) will be held at The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona, on Tuesday, April 18, 2006, at 8:00 a.m., local time, for the following purposes:

1. To elect five Class I directors to the Board of Directors whose terms will expire at the 2009 annual meeting; and

2. To transact such other business as may properly come before the stockholders at the Annual Meeting.
      Only stockholders of record at the close of business on March 10, 2006 will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at the offices of the Company for a period of ten days prior to the Annual Meeting until the close of such meeting.
      Even if you plan to attend the Annual Meeting in person, please vote your shares of the Company’s common stock by dating and signing the enclosed proxy and promptly mailing your proxy in the postage-paid envelope enclosed for this purpose. Alternatively, you may vote your shares of common stock by proxy by using the Internet or telephone as described in the proxy statement and on the form of proxy. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By order of the Board of Directors,

Linda N. Mahan
Secretary
Las Vegas, Nevada
March 23, 2006

i

PROXY STATEMENT
WESTERN ALLIANCE BANCORPORATION
2700 West Sahara Avenue
Las Vegas, Nevada 89102
GENERAL INFORMATION
      This proxy statement is being provided to stockholders of Western Alliance Bancorporation (the “Company”) for solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona at 8:00 a.m., local time, on Tuesday, April 18, 2006 and any and all adjournments thereof. This proxy statement, together with the enclosed proxy card, is being mailed to stockholders of the Company on or about March 23, 2006. All expenses incurred in this solicitation will be paid by the Company. In addition to the Company soliciting proxies by mail, over the Internet and by telephone, the Company’s directors, officers and employees may solicit proxies on behalf of the Company without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.
      Your proxy is being solicited by the Board of Directors of the Company. It will be voted as you direct; however, if no instructions are given on an executed and returned proxy it will be voted FOR the election of the five Class I director nominees whose terms will expire at the 2009 annual meeting.
      If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors.
VOTING RIGHTS
      Only stockholders of record at the close of business on March 10, 2006 (the “Record Date”), are entitled to vote at the Annual Meeting and any adjournments thereof. On the Record Date, there were 23,025,478 shares of common stock outstanding and eligible to be voted at the Annual Meeting. A majority of the outstanding shares of common stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Each holder of common stock shall have one vote for each share of common stock of the Company in the holder’s name on the Record Date.
      The accompanying proxy is for use at the Annual Meeting if a stockholder either is unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free telephone number. Please refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available. Stockholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the stockholder is responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time, on April 17, 2006. Specific instructions to be followed by any stockholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker. Therefore, we recommend that you follow the voting instructions on the form you receive.
      A proxy may be revoked at any time before the shares represented by it are voted at the Annual Meeting by delivering to the Corporate Secretary of the Company either a written revocation or a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone) or by voting in person at the Annual Meeting.

      If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name”, and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, the record holder will be entitled to vote the shares in its discretion on Proposal 1 (Election of Directors).
      Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a plurality of the votes cast in person or by proxy (Proposal 1). There will be no cumulative voting in the election of directors. Abstentions have no effect on the outcome of the election of directors.
RECENT DEVELOPMENTS
      Acquisition of Intermountain First Bancorp and Nevada First Bank. On December 30, 2005, the Company and Intermountain First Bancorp, a Nevada corporation and the holding company for Nevada First Bank, entered into a definitive merger agreement, pursuant to which Intermountain will merge with and into the Company. Under the terms of the agreement, Intermountain shareholders may elect to receive either 2.44 shares of the Company’s common stock or $71.30 in cash for each Intermountain share, subject to proration and allocation procedures to ensure a tax-free merger. The transaction is valued at approximately $110 million. The transaction, which is subject to customary closing conditions, including approval from the shareholders of Intermountain and banking regulators, is expected to be completed in the second quarter of 2006.
      Acquisition of Bank of Nevada. On January 16, 2006, the Company and Bank of Nevada, a Nevada-chartered bank, entered into a definitive merger agreement, pursuant to which Bank of Nevada will merge with and into BankWest of Nevada, a wholly owned subsidiary of the Company. Under the terms of the agreement, Bank of Nevada shareholders will receive $80.187 in cash for each share of Bank of Nevada common stock. Following completion of the merger, BankWest of Nevada will be renamed Bank of Nevada. The transaction is valued at approximately $74 million. The transaction, which is subject to customary closing conditions, including approval from the shareholders of Bank of Nevada and banking regulators, is expected to be completed in the second quarter of 2006.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
      The following table sets forth certain information with respect to the beneficial ownership of common stock, as of the Record Date, by (a) persons known to the Company to own more than 5% of the outstanding shares of its common stock, (b) each director and executive officer of the Company, and (c) the Company ’s directors and executive officers as a group. The information contained herein has been obtained from the Company’s records and from information furnished to the Company by each individual. the Company knows of no person who owns, beneficially or of record, either individually or with associates, more than 5% of the Company ’s common stock, except as set forth below.

	Number of
	Shares	Percentage
	Beneficially	of Common
Beneficial Owner(1)	Owned	Stock(2)

Paul Baker(3)	256,055	1.11
Bruce Beach(4)	77,168	*
William S. Boyd(5)	7,000	*
Gary Cady(6)	102,563	*
Duane Froeschle(7)	209,311	*
Dale Gibbons(8)	88,700	*
Steve Hilton(9)	246,055	1.07
Marianne Boyd Johnson(10)	4,607,331	20.01
James Lundy(11)	170,295	*
Cary Mack(12)	106,697	*
Linda Mahan(13)	61,484	*
Arthur Marshall(14)	232,996	1.01
Todd Marshall(15)	616,839	2.68
M. Nafees Nagy(16)	844,252	3.67
James Nave(17)	513,244	2.23
Edward Nigro(18)	264,660	1.15
Robert Sarver(19)	3,552,021	14.77
Donald Snyder(20)	210,371	*
Merrill Wall(21)	67,000	*
Larry Woodrum(22)	64,800	*
All directors and executive officers as a group (20 persons)	12,298,842	50.26

*	Less than one percent

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, a person is deemed to be the beneficial owner of any shares of common stock if such person has or shares voting power and/or investment power with respect to the shares, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Shares subject to outstanding stock options and warrants, which an individual has the right to acquire within 60 days of the Record Date (“exercisable stock options” and “exercisable warrants”, respectively), are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class of stock owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities. The business address of each of the executive officers and directors is 2700 West Sahara Avenue, Las Vegas, Nevada 89102, Telephone: (702) 248-4200.

(2)	Percentage calculated on the basis of 23,025,478 shares outstanding on the Record Date.

(3)	Share ownership includes 3,800 shares subject to exercisable stock options, and 10,000 shares held by a family trust.

(4)	Share ownership includes 2,600 shares subject to exercisable stock options, and 72,325 shares held by a limited liability company.

(5)	Share ownership consists of 1,000 shares subject to exercisable stock options and 6,000 shares held by a trust.

(6)	Share ownership includes 31,300 shares subject to exercisable stock options.

(7)	Share ownership includes 31,500 shares subject to exercisable stock options, 44,381 shares subject to exercisable warrants, and 118,992 shares held by a family trust.

(8)	Share ownership includes 23,800 shares subject to exercisable stock options.

(9)	Share ownership includes 3,800 shares subject to exercisable stock options, 68,274 shares subject to exercisable warrants, 32,433 shares held by a family trust, and 136,548 shares held by a limited liability company.

(10)	Share ownership includes 3,800 shares subject to exercisable stock options, 3,988,847 shares held by certain grantor annuity retained trusts, 300,350 shares held by two other trusts, and 242,424 shares held by a limited partnership.

(11)	Share ownership includes 46,500 shares subject to exercisable stock options, and 34,137 shares subject to exercisable warrants.

(12)	Share ownership includes 3,200 shares subject to exercisable stock options, 10,000 shares held by a family trust, and 87,497 held by a limited liability company.

(13)	Share ownership includes 29,250 shares subject to exercisable stock options.

(14)	Share ownership includes 3,800 shares subject to exercisable stock options, and 224,196 shares held by a family trust.

(15)	Share ownership includes 3,800 shares subject to exercisable stock options, and 533,248 shares held by various trusts.

(16)	Share ownership includes 1,000 shares subject to exercisable stock options, 10,516 shares held by two trusts, and 826,029 shares held by Sajan Grat, LLC (the “LLC”). Robert E. Clark, a member of the board of directors of BankWest of Nevada, a wholly owned subsidiary of Western Alliance, is the manager of the LLC and has sole investment control over the assets owned by the LLC.

(17)	Share ownership includes 3,800 shares subject to exercisable stock options, 176,110 shares held by a profit sharing plan, and 125,818 held by his daughter.

(18)	Share ownership includes 1,000 shares subject to exercisable stock options, 74,868 held by a trust, and 4,269 shares held by two of his children.

(19)	Share ownership includes 30,000 shares held by Mr. Sarver’s spouse over which he disclaims all beneficial ownership, 15,000 shares subject to exercisable stock options, 1,013,880 shares subject to exercisable warrants, 103,429 shares held in two trusts, 166,022 shares held by a limited partnership, and 31,374 shares held by a corporation.

(20)	Share ownership includes 3,800 shares subject to exercisable stock options, and 95,182 shares held by two trusts.

(21)	Share ownership includes 15,000 shares subject to exercisable stock options, and 21,600 shares of restricted common stock over which Mr. Wall exercise voting power.

(22)	Share ownership includes 54,800 shares subject to exercisable stock options.

CORPORATE GOVERNANCE
      The Board of Directors is responsible for ensuring effective governance over the Company’s affairs. The Company has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. These documents are available on the Company’s website at westernalliancebancorp.com or by writing to the Company at 2700 West Sahara, Las Vegas, Nevada 89102.
Board Composition
      The Company’s bylaws provide that the Board of Directors will consist of not less than eight nor more than 15 directors and the Board of Directors may, from time to time, fix the number of directors. The Company’s Board is currently comprised of 14 directors.
      In accordance with the terms of the Company’s Articles of Incorporation, the terms of office of the directors are divided into three classes:

•	Class I, whose current term will expire at the annual meeting of stockholders to be held in 2006;

•	Class II, whose term will expire at the annual meeting of stockholders to be held in 2007; and

•	Class III whose term will expire at the annual meeting of stockholders to be held in 2008.
      At each annual meeting of stockholders, after the initial classification of the Board of Directors, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual stockholders’ meeting following election. The number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes.
Director Independence
      The Company’s common stock is traded on the New York Stock Exchange (“NYSE”). The NYSE’s rules include a requirement that a majority of directors of NYSE-listed companies be “independent.” For a director to be “independent” under the NYSE’s rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, including its subsidiaries, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. Subject to certain exceptions, the NYSE rules also expressly provide that a person cannot be an independent director if:

•	At any time in the last three years, the director is, or has been employed by the Company, or has an immediate family member that serves or has served as one of its executive officers;

•	The director or an immediate family member has received more than $100,000 in direct compensation from the Company over a twelve-month period during the last three years, other than for director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	The director is a partner or employee of a firm that is the Company’s current internal or external auditor, or the director has an immediate family member who is currently a partner of such firm or who is currently employed by the firm in its audit, assurance, or tax compliance practice, or within the last three years, the director or an immediate family member was a partner or employee in such firm and personally worked on the Company’s audit in that time;

•	In the last three years, the director or an immediate family member is or was employed as an executive officer by another company where, at the same time, any of the Company’s present executive officers serve or served on that company’s compensation committee; or

•	The director is currently employed by, or, in the case of an immediate family member, is employed as an executive officer by, another company that has made payments to the Company, or received payments from the Company for property or services that, in any of the last three fiscal years, account for more than 2% of such company’s consolidated gross revenue or $1,000,000, whichever is greater.

      Of the 14 persons on the Board of Directors, including the Class I nominees, nine have been determined by the Company to be independent for purposes of Section 303A of the Listed Company Manual of the NYSE. The Board of Directors based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with such directors.
      Mr. Sarver and Mr. Woodrum are not considered independent because they are executive officers of the Company and/or one of its banking subsidiaries (the “Banks”). Mr. Hilton is not considered independent because Mr. Sarver was a member of the compensation committee of Meritage Homes Corporation until February 2004 and Mr. Hilton is the Co-Chairman, Chief Executive Officer of Meritage. Mr. A. Marshall is not considered independent because of his position as Chairman of BankWest of Nevada, and Mr. T. Marshall is not considered independent since he is Mr. A. Marshall’s son.
Meetings of the Board of Directors
      The Board of Directors held eight meetings in 2005. Each director attended at least 75% of the Board meetings and meetings of Committees on which he or she served. All of the directors attended the 2005 annual meeting of stockholders.
      The non-employee directors met six times in 2005 and the independent directors met once. The independent directors have selected Mr. Snyder as Presiding Independent Director to lead their sessions.
Communication with the Board and its Committees
      Any stockholder may communicate with the Board by directing correspondence to the Board, any of its committees, or one or more individual members, in care of the Corporate Secretary, Western Alliance Bancorporation, 2700 West Sahara Avenue, Las Vegas, Nevada 89102.
Committees of the Board of Directors
      The Company’s Board of Directors has established four (4) committees:

•	The Audit Committee;

•	The Compensation Committee;

•	The Nominating and Corporate Governance Committee; and

•	The Credit Committee.
      Information with respect to these committees is listed below. The Company may appoint additional committees of the Board of Directors in the future, including for purposes of complying with all applicable corporate governance rules of the NYSE. The Company’s committee structure and each committee’s charter are available on the Company’s website at westernalliancebancorp.com.

Audit Committee
      The Company’s Audit Committee consists of four independent directors (Messrs. Beach, Mack, Nigro and Dr. Nave). Mr. Nigro serves as the chairman and the Board of Directors has determined that he meets the NYSE standard of possessing accounting or related financial management expertise. The Board of Directors also has determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as such term is defined in applicable SEC regulations The Audit Committee’s primary duties include:

•	Serving as an independent and objective body to monitor and assess the Company’s compliance with legal and regulatory requirements, its financial reporting processes and related internal control systems and the general creation and performance of the Company’s internal audit function;

•	Overseeing the compliance of the Company’s internal audit function with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•	Overseeing the audit and other services of the Company’s outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors, who will report directly to the Audit Committee;

•	Providing an open means of communication among the Company’s outside auditors, accountants, financial and senior management, its internal auditors, its corporate compliance department and the Board;

•	Resolving any disagreements between the Company’s management and the outside auditors regarding the Company’s financial reporting; and

•	Preparing the Audit Committee Report for inclusion in the Company’s proxy statement for its annual meeting.
      The Audit Committee charter also mandates that the Audit Committee pre-approve all audit, audit-related, tax and other services conducted by the Company’s independent accountants. A copy of the Audit Committee charter is attached as Appendix A. The Audit Committee held 13 meetings in 2005.
Compensation Committee
      The Compensation Committee consists of three independent directors (Messrs. Baker, Snyder and Dr. Nave). Mr. Snyder serves as chairman of the Compensation Committee. The Compensation Committee held three meetings in 2005. The Compensation Committee’s primary duties include:

•	Determining the compensation of the Company’s executive officers;

•	Reviewing the Company’s executive compensation policies and plans;

•	Administering and implementing the Company’s equity compensation plans;

•	Determining the number of shares underlying stock options and restricted common stock awards to be granted to the Company’s directors, executive officers and other employees pursuant to these plans; and

•	Preparing a report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting.

Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee consists of three independent directors (Mr. Boyd, Dr. Nagy and Ms. Johnson). Mr. Boyd serves as chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held one meeting in 2005. The Committee’s duties include:

•	Identifying individuals qualified to become members of the Company’s Board of Directors and recommending director candidates for election or re-election to the Board;

•	Considering and making recommendations to the Board regarding Board size and composition, committee composition and structure and procedures affecting directors; and

•	Monitoring the Company’s corporate governance principles and practices.

Credit Committee
      The Credit Committee consists of six directors (Messrs. Hilton, A. Marshall, T. Marshall, Snyder and Woodrum and Ms. Johnson). Mr. A. Marshall serves as chairman of the Credit Committee. The Credit Committee reviews the quality of the Company’s credit portfolio, oversees the effectiveness and administration of the Company’s credit-related policies and monitors its internal credit examinations. The Credit Committee held three meetings in 2005.

Compensation Committee Interlocks and Insider Participation
      During fiscal year 2005, Messrs. Baker, A. Marshall and T. Marshall served as members of the Company’s Compensation Committee. Mr. T. Marshall, a director, is CEO of Marshall Management Co. Marshall Management sub-leased office space from BankWest of Nevada during 2004 and 2005. The annual lease payments for 2005 totaled approximately $126,000. This sub-lease was terminated effective January 1, 2006.
      Mr. Sarver, the Company’s President and Chief Executive Officer and a director, is a member of the board of directors of Meritage Homes Corporation. Mr. Sarver served on the Compensation Committee of Meritage until February 2004. Mr. Hilton, a director of the Company, is the Co-Chairman and Chief Executive Officer of Meritage.
      During 2005, the Banks had, and expect to have in the future, banking transactions in the ordinary course of business with the Company’s directors, officers, and principal stockholders (and their associates) on the same terms, including interest rates and collateral on loans, as those prevailing at the same time with other persons of similar creditworthiness. In the Company’s opinion, these loans present no more than the normal risk of collectibility or other unfavorable features. These loans amounted to approximately 1.5% of total loans outstanding as of December 31, 2005.
      No director who served on the Compensation Committee in 2005, or who currently serves on the Committee, has ever been employed by or been an officer of the Company.
Compensation of Directors
      During 2005, all non-employee directors of the Banks received compensation as set forth below. During 2005, the Banks held the following board of directors’ meetings: BankWest of Nevada — 11 in-person meetings and 2 telephonic meetings; Alliance Bank of Arizona — 11 in-person meetings and no telephonic meetings; and Torrey Pines Bank — 12 in-person meetings and one telephonic meeting. No separate fees were paid to directors in their role as directors of the Company.

	Annual	Per In-person	Per Telephonic
	Retainer	Meeting	Meeting

BankWest of Nevada	$5,000	$2,000	$2,000
Alliance Bank of Arizona	—	1,500	1,500
Torrey Pines Bank	—	1,500	1,500
      In fiscal year 2005, the chairman of the Audit Committee received an annual retainer of $10,000, and the annual retainer for 2006 is $10,000. In addition, Mr. A. Marshall received $50,000 in his role as chairman of BankWest of Nevada.
Director Selection Process
      As noted above, one of the primary responsibilities of the Nominating and Corporate Governance Committee (referred to in this section as the “Committee”) is to assist the Board of Directors in identifying and reviewing qualifications of prospective directors of the Corporation. The Board and the Committee periodically review the appropriate size of the Board. In considering candidates for the Board, the Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Committee-recommended nominee. The Committee is guided by the following basic selection criteria for all nominees: independence; highest character and integrity; experience and understanding of strategy and policy-setting; reputation for working constructively with others; and sufficient time to devote to Board matters. The Committee also gives consideration to diversity, age and experience and specialized expertise in the context of the needs of the Board as a whole.
      The Committee will consider nominees for director recommended by stockholders. A stockholder wishing to recommend a director candidate for consideration by the Committee should send such recommendation to the Company’s Corporate Secretary at the address shown on the cover page of this Proxy Statement, who will then forward it to the Committee. Any such recommendation should include the following minimum information for each director nominee: full name, address and telephone number, age, a description of the candidate’s qualifications for Board service (such as principal occupation during the past five years and current directorships on publicly held companies), the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and the number of shares of Company common stock owned, if any. A stockholder, who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Committee as a nominee, must comply with certain advance notice requirements. (See “Stockholder Proposals” for more information on these procedures.)
      If the Committee receives a director nomination from a stockholder or group of stockholders who (individually or in the aggregate) beneficially own greater than 5% of the Company’s outstanding voting stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and stockholder or group of stockholders recommending the candidate and will disclose in its proxy statement whether the Committee chose to nominate the candidate, as well as certain other information.
      In addition to potential director nominees submitted by stockholders, the Committee considers candidates submitted by directors, as well as self-nominations by directors and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by stockholders, will be similarly evaluated by the Committee using the Board membership criteria described above.
      Each nominee to be elected to the Board at this year’s Annual Meeting is a director standing for re-election. The Committee and the Board believe that all of such nominees satisfy the above described director standards. Accordingly, all of such nominees were selected for re-election by the Board. With respect to this year’s Annual Meeting, no nominations for director were received from stockholders.
Committee Reports

Audit Committee Report
      The Board of Directors approved the charter of the Company’s Audit Committee on April 27, 2005. The charter states that the primary purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (i) the Company’s financial reports and other financial information provided by the Company to any governmental body or the public; (ii) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that Management and the Board of Directors have established; (iii) the Company’s internal audit function; and (iv) the Company’s auditing, accounting and financial reporting processes. The Audit Committee periodically reports on these and other pertinent matters that come before it to the Board of Directors.
      The following four directors are currently members of the Audit Committee: Mr. Edward Nigro (Chairman), Mr. Bruce Beach, Mr. Cary Mack, and Dr. James Nave. The Board of Directors has determined that each member of the Committee satisfies the requirements of the applicable laws and regulations relative to the independence of Directors and Audit Committee members, including, without limitation, the requirements of the Securities and Exchange Commission (“SEC”) and the listing standards of the NYSE. The Board of Directors has further determined, in its business judgment, that each member of the Audit Committee is “financially literate” under NYSE listing standards and that each member qualifies as an “audit committee financial expert” as defined by the SEC. During 2005, the Audit Committee met 13 times.
      While the Audit Committee has the duties and responsibilities set forth in the charter, it is not the responsibility of the Audit Committee to plan or conduct audits, to implement internal controls, or to determine or certify that the Company’s financial statements are complete and accurate or are in compliance with accounting principles generally accepted in the United States of America (GAAP). Furthermore, it is not the duty of the Audit Committee to assure compliance with applicable laws, rules, and regulations. These are the duties and responsibilities of Management, the independent registered public accounting firm, and others as described more fully below.
      Management is responsible for the Company’s financial reporting process, which includes the preparation of the Company’s financial statements in conformity with GAAP, and the design and operating effectiveness of a system of internal controls and procedures to provide compliance with accounting standards and applicable laws, rules, and regulations. Management is also responsible for bringing appropriate matters to the attention of the Audit Committee and for keeping the Audit Committee informed of matters which Management believe require attention, guidance, resolution, or other actions. McGladrey & Pullen, LLP (“McGladrey & Pullen”) the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the Company’s audited financial statement with GAAP.
      During the year, the Audit Committee discussed with McGladrey & Pullen and the Company’s internal auditors, with and without Management present, the overall scope and plans for their respective audits, the results of their examinations, and their evaluations of the effectiveness of the Company’s internal controls and of the overall quality of the Company’s financial reporting.
      The Audit Committee reviewed and discussed the consolidated financial statements for the year ended December 31, 2005 with McGladrey & Pullen and Management. In addition, the Audit Committee discussed with McGladrey & Pullen those matters required to be discussed under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 and as currently in effect.
      McGladrey & Pullen has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and the Committee discussed with McGladrey & Pullen any relationships that may impact on the firm’s objectivity and independence and satisfied itself as to the auditors’ independence. In addition, the Audit Committee reviewed and pre-approved the fees paid to McGladrey & Pullen for audit and non-audit related services.
      Based on the reviews and discussion referred to above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.
Submitted by the Audit Committee
Edward Nigro (Chairman)
Bruce Beach
Cary Mack
Dr. James E. Nave
      The foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference with any previous or future filings by the Company under the Securities Act of 1933 or the Exchange Act, as amended, except to the extent that the Company specifically incorporates this report therein by reference.

Compensation Committee Report
      The Company’s executive compensation program is administered by the Compensation Committee. The Compensation Committee is composed of Messrs. Snyder, Baker and Nave. No member of the Compensation Committee is a current or former employee of the Company or any subsidiary.
      Compensation Philosophy and Policies. The Company’s executive compensation policies, plans and programs are designed to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the Company’s senior managers with those of its stockholders. The key components of executive officer compensation are a base salary, an annual bonus and long-term incentive compensation.
      The Compensation Committee determines base salaries and annual bonuses after an evaluation of various factors, including salaries paid to senior managers with comparable qualifications, experience and responsibilities at other institutions, individual job performance, market conditions and the Committee’s assessment of the overall financial performance (particularly operating results) of the Company and its operating units. As to executive officers other than the chief executive officer, the Compensation Committee also considers the recommendations made by the chief executive officer.
      The Compensation Committee reviews executive base salaries annually in January. Base salary considers the internal value of the position and tracks with the external marketplace. In establishing the 2005 base salary for each executive officer, the Compensation Committee considered the officer’s responsibilities, qualifications and experience, the Company’s size, the complexity of its operations, the Company’s financial condition (based on levels of income, asset quality and capital), and the compensation paid to persons having similar duties and responsibilities at comparable financial institutions.
      In the future, information regarding salaries paid by other financial institutions will be provided by an independent consultant retained in December 2005 (The Hay Group). The consultant will compare the Company’s compensation levels with a peer group of financial institutions having similar asset size and performance characteristics.
      The Company’s annual bonus plan was adopted by the Board of Directors on January 25, 2005. Annual bonuses paid to officers of BankWest of Nevada were based on the bank’s Return on Equity performance relative to its local and national peer banks (assuming the bank met its predetermined net income target). Annual bonuses at other affiliates were paid from an incentive pool not exceeding 10% of the affiliate’s net income. In 2006, a new annual bonus plan will be introduced that will be common among all banking affiliates and measure five critical areas of performance:

•	Earnings per Share

•	Net Income

•	Organic Loan Growth

•	Organic Deposit Growth

•	Quality Control.
      The long-term incentive component of executive compensation consists primarily of stock option grants, which directly link executive officers’ incentives to stockholder returns. The Company periodically grants stock options to executives, most recently in January, 2005. Such grants are discretionary by the Compensation Committee, reflecting the position of each executive officer in the Company and that person’s proportionate responsibility for overall corporate performance. The allocation of stock options among executive officers is not based on any measure of Company performance, but is based on a subjective evaluation of individual performance and the scope of the individual’s responsibilities. Information regarding the quantity and terms of stock options granted by other financial institutions has been provided by the Company’s independent survey results with respect to the peer group selected on asset size.
      Compensation of Chief Executive Officer. The Compensation Committee reviews the salary of the chief executive officer and compares it to those in peer positions in companies of similar size and performance levels, using information obtained through independent compensation surveys. In 2005, the chief executive officer’s base salary and annual bonus was based on the Compensation Committee’s subjective assessment of the Company’s and the chief executive officer’s performance during the fiscal year, its expectation as to his future contributions in leading the Company, and information provided by the independent compensation surveys. A similar process was used by the Compensation Committee to determine the number of stock options granted to the chief executive officer. In 2006, the Company’s and the chief executive officer’s performance will be measured by objective measurements of Earnings per Share, Net Income, Organic Loan Growth, Organic Deposit Growth and Quality Control.
      Tax Deductibility Considerations. Certain provisions of the federal tax laws limit the deductibility of certain compensation for the chief executive officer and other executives to $1.0 million in applicable remuneration in any year. This provision has had no effect on the Company since its enactment because no officer of the Company has received $1.0 million in applicable remuneration in any year. It appears that this threshold may be exceeded in 2006 with respect to the Company’s chief executive officer. The Company has taken the necessary steps to conform his compensation to qualify for deductibility. Further, the Compensation Committee intends to give strong consideration to the deductibility of compensation in making its compensation decisions for executive officers in the future, balancing the goal of maintaining a compensation program which will enable the Company to attract and retain qualified executives while maximizing the creation of long-term stockholder value.
Submitted by the Compensation Committee
Donald D. Snyder (Chairman)
Paul Baker
James E. Nave
      The foregoing Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

PERFORMANCE GRAPH
      Below is a graph which summarizes the cumulative return earned by the Company’s stockholders since its shares of common stock were registered under Section 12 of the Exchange Act in June of 2005, compared with the cumulative total return on the S&P 500 Index and NYSE Financial Index. The Company’s common stock is a component of the NYSE Financial Index. This presentation assumes that the value of the investment in the Company’s common stock and each index was $100.00 on June 30, 2005 and that subsequent cash dividends were reinvested.

	Measurement Point

	6/30/05	7/29/05	8/31/05	9/30/05	10/31/05	11/30/05	12/30/05

Western Alliance Bancorporation	$100.00	$121.65	$116.14	$110.63	$109.65	$115.59	$117.60

S&P 500 Index	$100.00	$103.72	$102.77	$103.60	$101.87	$105.72	$105.76

NYSE Financial Index	$100.00	$102.76	$102.07	$104.48	$105.38	$110.36	$112.14

ELECTION OF DIRECTORS
(Proposal 1)
      The Board of Directors currently consists of 14 directors divided into three classes. The Board has nominated the five individuals listed below to be elected as Class I directors at the Annual Meeting. The five director nominees’ terms will expire at the annual meeting in 2009.
      The following sets forth certain information, as of the Record Date, for all Class I nominees:
      Paul Baker (age 64) has been a director of the Company and Alliance Bank of Arizona since December 2002 and February 2003, respectively. Mr. Baker has been a prominent Tucson businessman for the last 30 years. Mr. Baker has been the President and Chief Executive Officer of the Enterprise Group, Inc. since 1998. Mr. Baker was also the founder of Arizona Mail Order Company, a direct-marketer of women’s clothing. Arizona Mail Order Company was later sold to Fingerhut. Mr. Baker served as a director of Grossmont Bank from 1995 to 1998.
      Bruce Beach (age 56) has been a director of the Company since April 2005. Mr. Beach has been a director of Alliance Bank of Arizona since its formation. Mr. Beach has been Chairman and Chief Executive Officer of Beach, Fleischman & Co., P.C., an accounting and business advisory firm in Southern Arizona, since May 1991. Mr. Beach is a certified public accountant, received a BS in business administration and an

MBA from the University of Arizona, and has 31 years of experience in public accounting. Mr. Beach also has been the Vice-Chairman of Carondelet Health Network, one of the largest hospital systems in Southern Arizona, since July 2004 and has served as the chairman of its audit committee since July 2003.
      William S. Boyd (age 74) has been a director and principal stockholder of the Company since inception and was a founder of its first bank, BankWest of Nevada. Mr. Boyd has served as a director of Boyd Gaming Corporation since its inception in June 1988 and as Chairman of the Board and Chief Executive Officer since August 1998. He served as a director of Nevada State Bank from 1965 to 1985. Mr. Boyd played a leading role in founding the William S. Boyd School of Law at the University of Nevada, Las Vegas. Mr. Boyd is the father of director Marianne Boyd Johnson.
      Steven J. Hilton (age 44) has been a director of the Company and Alliance Bank of Arizona since December 2002 and February 2003, respectively. Mr. Hilton was the co-founder, and is the Co-Chairman and Chief Executive Officer of Meritage Homes Corporation. Mr. Hilton founded Arizona-based Monterey Homes in 1985. Under Mr. Hilton’s leadership, Monterey became a publicly traded company and combined with Legacy Homes in 1997, resulting in the creation of Meritage Homes Corporation. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona.
      Marianne Boyd Johnson (age 47) has served as a founding director of the Company and BankWest of Nevada since their establishment in 1995 and 1994, respectively. Since 1992, Ms. Johnson has been a member of the Board of Directors of Boyd Gaming Corporation and has served as its Vice Chairman of the Board and Senior Vice President since February 2001 and December 2001, respectively. Ms. Johnson has served Boyd Gaming since 1977 in a variety of capacities, including sales and marketing. Ms. Johnson served as a Director of Nevada Community Bank until its sale to First Security Bank (Wells Fargo) in 1993. Ms. Johnson is the daughter of director William S. Boyd.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ALL NOMINEES.
      The following sets forth certain information, as of the Record Date, for all other directors of the Company, including those whose terms of office will continue after the Annual Meeting:

Class II Directors with Terms Expiring in 2007
      Cary Mack (age 46) has been a director of the Company since April 2005. Mr. Mack has been a director of Torrey Pines Bank since its formation in May 2003. Mr. Mack is licensed in the State of California as a certified public accountant, attorney and real estate broker. He was formerly employed with PricewaterhouseCoopers’ audit and dispute resolution practices until 1990, when he became a founding stockholder, and the chief executive officer of Mack.Barclay Inc., a forensic certified public accounting, economic and information technology consulting firm specializing in the evaluation and resolution of complex economic and accounting issues in the business and litigation environments.
      Arthur Marshall (age 76) has been a director of the Company since 1995 and the Chairman of the Board of BankWest of Nevada since its establishment in 1994. He served as Chairman of the Board of Directors of the Company until December 2002. He was a co-founder of Marshall Rousso, now Marshall Retail Group, or MRG, a privately owned retail apparel chain in the Western United States and served as its President from 1959 to 1988. He is a member of the Nevada Gaming Commission and the national commission of the Anti-Defamation League and a former board member of the Public Employees Retirement System of Nevada. He is a recipient of the Prime Minister’s award from the State of Israel. Mr. Marshall is the father of director Todd Marshall.
      Todd Marshall (age 49) was a founding director of BankWest of Nevada and the Company and has served as a director continuously since their establishment in 1994 and 1995, respectively. Mr. Marshall has been the Chief Executive Officer of MRG since May 1976. Mr. Marshall is the son of director Arthur Marshall.

      M. Nafees Nagy, M.D. (age 62) has served as a director of BankWest of Nevada since its establishment in 1994 and as a director of the Company since April 2004. Dr. Nagy has practiced medicine in Las Vegas for more than 30 years and specializes in oncology, clinical hematology, and cancer chemotherapy. He founded and is President and a director of the Nevada Cancer Center. Dr. Nagy served for eight years as a member of the Nevada State Board of Medical Examiners. Dr. Nagy is certified by the American Board of Internal Medicine and the American Board of Utilization Review and Quality Assurance and has consulted for several healthcare concerns. He currently is a member of the advisory board for Option Care. Dr. Nagy formerly served as a director of Sun Bank for five years and Nevada Community Bank until its sale in 1993. He retired from the U.S. Army as a Lt. Colonel and served in Operation Desert Storm in 1991.
      James E. Nave, D.V.M. (age 61) has served as a director of the Company and BankWest of Nevada since their establishment in 1995 and 1994, respectively. Dr. Nave, a former officer in the armed forces, has owned the Tropicana Animal Hospital since 1974. He is a former President of the American Veterinary Association. Dr. Nave is also the Globalization Liaison Agent for Education and Licensing for the American Veterinary Medical Association and Chairperson of the National Commission for Veterinary Economics Issues. He is also a member of the Nevada Veterinary Medical Association, the Clark County Veterinary Medical Association, the National Academy of Practitioners, the Western Veterinary Conference, the American Animal Hospital Association, the Executive Board of the World Veterinary Association and was the chairman of the University of Missouri, College of Veterinary Medicine Development Committee. He was also a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its chairman from 1989 to 1992 and from 1994 to 1996. Dr. Nave is also a director of Station Casinos, Inc., and is chairman of its audit committee and a member of its governance and compensation committee.

Class III Directors with Terms Expiring in 2008
      Edward M. Nigro (age 63) has served as a director of the Company and BankWest of Nevada since their establishment in 1995 and 1994, respectively. Mr. Nigro is actively engaged in the development, ownership and operation of commercial and residential real estate projects in the Las Vegas area. From 1971 to 1979, Mr. Nigro held numerous senior management positions with Del E. Webb Corporation, including chief operations officer and director, Nevada operations. From 1993 until its sale in 1996, he was principal shareholder, chief executive officer and director of Prime Holdings, Inc., a health delivery concern located in Nevada. Mr. Nigro has also been active in numerous philanthropic organizations and is a graduate of Holy Cross College. Mr. Nigro served as a Commissioned Officer with the U.S. Air Force, where he was awarded the Air Medal for Combat Missions in Vietnam, two commendation medals for Meritorious Service, the Vietnam Campaign Medal, and other medals and awards.
      Robert G. Sarver (age 44) has been the President, Chairman and Chief Executive Officer of the Company since December 2002. Mr. Sarver has also served as the Chairman and Chief Executive Officer of Torrey Pines Bank since May 2003. Mr. Sarver organized and founded National Bank of Arizona in 1984 and served as President at the time of the sale of that bank in 1994 to Zions Bancorporation. Mr. Sarver was the lead investor and Chief Executive Officer of GB Bancorporation, the former parent company of Grossmont Bank, from 1995 to 1997. Mr. Sarver served as Chairman and Chief Executive Officer of California Bank and Trust and as an Executive Vice President with Zions Bancorporation from June 1998 to March 2001 and had oversight for Vectra Bank, Colorado during such time. He served as a director and credit committee member of Zions Bancorporation from 1995 to 2001. Mr. Sarver is a director and audit committee member of Skywest Airlines and a director of Meritage Homes Corporation. He is also the Managing Partner of the Phoenix Suns NBA basketball team and a member of the board of directors of the Japanese American National Museum and the Sarver Heart Center at the University of Arizona.
      Donald D. Snyder (age 58) has served as a director of the Company and of BankWest of Nevada since 1997. He had earlier served as a founding director of the entity created to charter BankWest Corporation and was one of its initial investors. Mr. Snyder is the Chairman of the Las Vegas Performing Arts Center Foundation. He also is a director of two other publicly traded companies, Sierra Pacific Resources (NYSE) and Cash Systems, Inc. (NASDAQ). Mr. Snyder was the President of Boyd Gaming Corporation from January 1997 to March 2005, having joined the company’s board of directors in April 1996, and its management team in July 1996. Prior to that he was president and chief executive officer of the Fremont Street Experience LLC, a private/public partnership formed to develop and operate a major redevelopment project in Downtown Las Vegas, and he currently serves as chairman of the board of Fremont. Mr. Snyder was previously chairman of the board of directors and chief executive officer of First Interstate Bank of Nevada, then Nevada’s largest full-service bank, from 1987 through 1991. During his 22 years with First Interstate Bank from 1969 to 1991, Mr. Snyder served in various management positions in retail and corporate banking, as well as international and real estate banking.
      Larry L. Woodrum (age 67) has been a director of the Company, and President and Chief Executive Officer of BankWest of Nevada, since their establishment in 1995 and 1994, respectively. Mr. Woodrum has over 40 years of banking experience. From 1979 until he joined BankWest of Nevada, Mr. Woodrum served Nevada State Bank in a variety of capacities, including Chief Credit Officer and Corporate Secretary. Prior to joining Nevada State Bank, Mr. Woodrum was employed for 25 years by First National Bank of Nevada, where he was engaged in a broad range of operational and consumer and commercial lending activities. Mr. Woodrum is an active member of the Nevada Bankers Association, and formerly served as a member of its board of directors.
      In addition, following the completion of the pending merger between the Company and Intermountain First Bancorp (“Intermountain”), the Company’s Board of Directors will be expanded to include a representative of Intermountain who was, immediately prior to the merger, either a member of Intermountain’s board of directors or a holder of at least 5% of its capital stock. He or she will serve as a Class III director with a term expiring in 2008. The Intermountain merger is expected to be completed in the second quarter of 2006.
Bank Directors
      The following table lists the persons currently serving as directors of each Bank.

BankWest of Nevada	Alliance Bank of Arizona	Torrey Pines Bank

Arthur Marshall, Chairman	Rick Krivel, Chairman	Robert Sarver, Chairman
Robert Boughner	Paul Baker	Gary Cady
Robert E. Clark	Bruce Beach	Peter Davis
Sherry Colquitt	Duane Froeschle	Richard Doan
Marianne Boyd Johnson	Sharon Harper	Jason Hughes
Bruno Mark	Steven Hilton	Mark Johnson
Todd Marshall	James Lundy	Cary Mack
M. Nafees Nagy, M.D.	Dennis H. Miller	Tom Murray
James Nave, D.V.M	Francis Najafi	Mark Schlossberg
Edward Nigro	R. Luther Olson	Sheryl White
Robert Sarver	Thomas Rogers
Donald Snyder	Robert Sarver
Jack R. Wallis	Thomas Sullivan, Jr.
Larry L. Woodrum	Paul Weitman
      Following the completion of the pending merger between the Company and Intermountain, the Company may merge Nevada First Bank (Intermountain’s sole bank subsidiary) into BankWest of Nevada. Upon completion of this merger, BankWest of Nevada will invite all of the members of Nevada First’s board of directors to join the board of directors of BankWest of Nevada. In addition, upon completion of the pending merger between Bank of Nevada and BankWest of Nevada, BankWest of Nevada will invite John S. Gaynor and Peter Becker, currently members of Bank of Nevada’s board of directors, to join the board of directors of BankWest of Nevada and cause Mr. Gaynor to be appointed to serve as Vice Chairman of BankWest.

EXECUTIVE COMPENSATION
Executive Officers
      Executive officers are appointed annually by the Board of Directors following the Annual Meeting of Stockholders. The following table sets forth the name of each executive officer as of the Record Date and the principal position(s) he or she holds with the Company:

Name	Age	Position with Company

Robert Sarver	44	Chairman of the Board, President and Chief Executive Officer
Gary Cady	51	Executive Vice President, California Administration
Duane Froeschle	53	Executive Vice President and Chief Credit Officer
Dale Gibbons	45	Executive Vice President and Chief Financial Officer
James Lundy	56	Executive Vice President, Arizona Administration
Linda Mahan	48	Executive Vice President, Operations
Merrill Wall	58	Executive Vice President and Chief Administrative Officer
Larry L. Woodrum	67	Executive Vice President, Nevada Administration and Director
      Robert G. Sarver has been the President, Chairman and Chief Executive Officer of the Company since December 2002. Mr. Sarver has also served as the Chairman and Chief Executive Officer of Torrey Pines Bank since May 2003.
      Gary Cady has been the Executive Vice President of California Administration and President of Torrey Pines Bank since May 2003. Mr. Cady was also a director of the Company from June 2003 to April 2005. Mr. Cady has 29 years of commercial banking experience, most recently as Senior Vice President and Regional Manager for California Bank and Trust in San Diego from August 1987 to February 2003. Mr. Cady is a director of Grossmont Hospital Corporation and a board member of the San Diego East County Regional Chamber of Commerce.
      Duane Froeschle has been the Chief Credit Officer and an Executive Vice President of the Company and Vice Chairman and Chief Credit Officer of Alliance Bank of Arizona since February 2003. Mr. Froeschle has 31 years of experience in commercial banking. Prior to joining the Company, Mr. Froeschle held various positions with National Bank of Arizona from June 1987 to June 2002, including Chief Credit Officer from June 1997 to December 2001.
      Dale Gibbons has been the Chief Financial Officer and an Executive Vice President of the Company and BankWest of Nevada since May 2003 and July 2004, respectively. He also has been a director of Premier Trust, Inc. since December 2003 and Miller/ Russell & Associates since May 2004. Mr. Gibbons has 25 years of experience in commercial banking, including serving as Chief Financial Officer and Secretary of the Board of Zions Bancorporation from August 1996 to June 2001. In June 2001, Mr. Gibbons resigned from Zions following his arrest related to certain criminal charges. From June 2001 until his acquittal in June 2002, Mr. Gibbons was actively involved in his defense, and from June 2002 to May 2003, Mr. Gibbons was actively seeking suitable employment and engaged in various consulting projects, including with the Company. From 1979 to 1996, Mr. Gibbons worked for First Interstate Bancorp in a variety of retail banking and financial management positions.
      James Lundy has been the Executive Vice President of Arizona Administration and President and Chief Executive Officer of Alliance Bank of Arizona since February 2003. Mr. Lundy was also a director of the

Company from February 2003 to March 2005. From June 1991 to June 2002, Mr. Lundy served as Senior Vice President and Executive Vice President of National Bank of Arizona, and from December 2000 to June 2002, as Vice Chairman of National Bank of Arizona. Most recently, Mr. Lundy oversaw National Bank of Arizona’s commercial banking function on a statewide basis, with direct responsibility for over $1 billion in commercial loan commitments, executive oversight of marketing and overall supervision of approximately 100 employees involved in commercial banking and marketing throughout Arizona.
      Linda Mahan has been the Executive Vice President — Operations for the Company since July 2004. In this capacity, Ms. Mahan oversees centralized operations and technology. From 1994 to July 2004, Ms. Mahan was Chief Financial Officer of BankWest of Nevada. Ms. Mahan was controller of Sun State Bank, Las Vegas, Nevada from 1982 until 1994. Her responsibilities at Sun State included accounting, human resources, and bank operations for six branches. Ms. Mahan recently graduated from the Pacific Coast Banking School. She has been in banking since 1974.
      Merrill S. Wall has been the Chief Administrative Officer and Executive Vice President of the Company since February 2005. Mr. Wall has 35 years of banking experience, most recently as Executive Vice President and Director of Human Resources for Zions Bancorporation and its subsidiary, California Bank & Trust, from October 1998 to February 2005. From 1987 to 1998, Mr. Wall worked for H.F. Ahmanson/ Home Savings of America as a senior executive managing both human resources and training corporate-wide. Mr. Wall also spent 17 years with First Interstate Bancorp in a variety of commercial, retail and administrative positions.
Summary Compensation Table
      The following table is a summary of certain information concerning the compensation during the last three fiscal years earned by the Company’s Chairman, President and Chief Executive Officer and the four other most highly compensated executive officers who earned more than $100,000 in salary and bonus during the Company’s last fiscal year (referred to as named executive officers).

							Long Term Compensation Awards
	Annual Compensation
							Restricted		Securities
					Other Annual		Stock		Underlying	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)	Compensation ($)		Awards(s) ($)		Options/SARs (#)	Compensation ($)(1)

Robert Sarver	2005	500,000		500,000	—				—	6,300
Chairman, President and	2004	—		—	60,000	(2)			65,000	—
Chief Executive Officer	2003	—		—	60,000	(2)			—	—
Merrill Wall	2005	216,346		126,000	—		445,500	(4)	75,000	112,000
Executive Vice President and	2004	—		—	—		—		—	—
Chief Administrative	2003	—		—	—		—		—	—
Officer(3)
Larry Woodrum	2005	310,000		90,000	13,773	(5)			19,000	8,430
President and Chief Executive	2004	294,840		94,666	14,661	(5)			—	8,000
Officer BankWest of Nevada	2003	284,048		67,775	11,690	(5)			—	7,000
Dale Gibbons	2005	231,000		81,000	—				19,000	6,500
Executive Vice President and	2004	206,000		72,100	—				—	6,500
Chief Financial Officer	2003	145,654	(6)	58,333	—				50,000	—
James Lundy	2005	212,000		33,000	3,828	(7)			7,500	6,013
President and Chief Executive	2004	206,000		—	—				—	4,915
Officer Alliance	2003	198,454		—	—				—	3,000
Bank of Arizona

(1)	Represents amounts contributed to the Western Alliance Bancorporation 401(k) Plan on behalf of the executive officer. In addition, Mr. Wall received a signing bonus in 2005 of $105,000.

(2)	Mr. Sarver did not receive a salary for years 2002 through 2004. Beginning in 2003, and pursuant to a Consulting Agreement dated as of January 1, 2003, by and between the Company and SWVP Management Co., Inc., an entity owned and operated by Mr. Sarver, the Company made payments of $60,000 per year to SWVP. The Consulting Agreement was terminated in 2005.

(3)	Mr. Wall joined the Company in February 2005.

(4)	On December 31, 2005, Mr. Wall held a total of 27,000 shares of restricted common stock, with an aggregate fair market value on that date of $806,490. All of these shares were awarded in 2005. They will vest at a rate of 20% per year over five years, so long as Mr. Wall remains employed at the Company. Dividends will be paid on both vested and unvested shares.

(5)	Represents a car allowance paid to Mr. Woodrum by BankWest of Nevada.

(6)	Mr. Gibbons joined the Company in May 2003. His salary for 2003 includes $29,500 of consulting payments paid to Mr. Gibbons prior to joining the Company.

(7)	Represents country club dues paid for Mr. Lundy by Alliance Bank of Arizona.
Stock Option Grants in Fiscal Year 2005
      The following table contains information about option awards made to each named executive officer during the fiscal year ended December 31, 2005.

		% of Total
	Number of Securities	Options/SARs
	Underlying	Granted to
	Option/SARs	Employees in	Exercise or Base	Expiration	Grant Date
Name	Granted(1)	Fiscal Year	Price ($/Share)	Date	Present Value(2)

Robert Sarver	—	—	—	—	$—
Merrill Wall	75,000	18.45%	16.50	2/14/15	303,000
Larry Woodrum	19,000	4.67%	16.50	1/25/15	76,760
Dale Gibbons	19,000	4.67%	16.50	1/25/15	76,760
James Lundy	7,500	1.85%	16.50	1/25/15	30,300

(1)	Options were granted on January 25, 2005, except for Mr. Wall whose options were granted on February 14, 2005. Options vest annually beginning on January 25, 2006 in five equal installments.

(2)	The Company used the minimum value method to estimate the grant date present value of the options. The Company is not endorsing the accuracy of this model. All stock option valuation models, including the minimum value method, require a prediction about future stock prices. The assumptions used in calculating the values shown above were a risk-free rate of return of 4.09%, weighted average life of seven years and no cash dividends. The real value of the options will depend upon the actual performance of the Company’s common stock during the applicable period.
Aggregated Option/ SAR Exercises in Fiscal Year 2005 and Year End Option/ SAR Values
      The following table sets forth certain information concerning the number and value of unexercised options to purchase shares of the Company’s common stock held at the end of fiscal year 2005 by the named executive officers. The Company had no SARs outstanding as of December 31, 2005.

			Number of Securities		Value of Unexercised In-the-
			Underlying Unexercised		Money Options/
	Shares		Options/SARs at Year End		SARs at Year End(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert Sarver	—	$—	15,000	50,000	$268,050	$893,500
Merrill Wall	—	—	-0-	75,000	-0-	1,002,750
Larry Woodrum	—	—	51,000	49,000	1,169,020	939,230
Dale Gibbons	—	—	20,000	49,000	456,800	1,396,030
James Lundy	—	—	45,000	37,500	1,027,800	785,475

(1)	Represents the difference between the fair market value of the Company’s common stock on the date of exercise less the exercise price.

(2)	The dollar values were calculated by determining the difference between the fair market value of the Company’s common stock on December 31, 2005 of $29.87 and the exercise price of the option.

Equity and Benefit Plans
      The following table provides information about common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2005:

Number of Securities
	Number of	Weighted-	Remaining Available
	Securities to be	Average Exercise	for Future Issuance
	Issued Upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding	Options,	(Excluding
	Options, Warrants	Warrants and	Securities Reflected
	and Rights	Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,124,794	$10.10	960,700
Equity compensation plans not approved by security holders	—	—	—
Total	2,124,794	$10.10	960,700
2005 Stock Incentive Plan
      The Company’s Board of Directors and stockholders previously approved the BankWest of Nevada 1997 Incentive Stock Option Plan, the BankWest of Nevada 1997 Nonqualified Stock Option Plan, the Western Alliance Bancorporation 2000 Stock Appreciation Rights Plan and the Western Alliance Bancorporation 2002 Stock Option Plan (together, referred to as the prior plans). The Western Alliance Bancorporation 2005 Stock Incentive Plan (referred to as the 2005 Stock Incentive Plan) was approved by stockholders at the Company’s 2005 Annual Meeting of stockholders. The 2005 Stock Incentive Plan is an amendment and restatement of the prior plans and, therefore supersedes the prior plans, while preserving the material terms of the outstanding prior plan awards. Awards made under any of the prior plans will be subject to the terms and conditions of the 2005 Stock Incentive Plan, which has been structured so as not to impair the rights of award holders under the prior plans.
      The purpose of the 2005 Stock Incentive Plan is to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such officers, directors, key employees, and other persons to serve the Company and to expend maximum effort to improve the Company’s business results and earnings.
      As of December 31, 2005 the number of shares available for issuance under the 2005 Stock Incentive Plan was 3,085,494. Of the 3,085,494 shares available for issuance under the 2005 Stock Incentive Plan, 2,124,794 shares represent awards outstanding as of December 31, 2005.
      The 2005 Stock Incentive Plan contains certain individual limits on the maximum amount that can be paid in cash under the plan and on the maximum number of shares of common stock that may be issued under the 2005 Stock Incentive Plan in a calendar year. The limits on the number of shares issuable under the plan, which are described in the following paragraph, become effective at the expiration of a grace period which expires on the earlier to occur of: (1) the first stockholders meeting at which directors are to be elected held after 2008, or (2) the time at which the equity incentive plan is materially amended.
      The maximum number of shares subject to options or stock appreciation rights that can be issued under the 2005 Stock Incentive Plan to any person is 150,000 shares in any calendar year. The maximum number of shares that can be issued under the 2005 Stock Incentive Plan to any person, other than pursuant to an option or stock appreciation right, is 150,000 shares in any calendar year. The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $5.0 million and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $15.0 million.
      Administration. The 2005 Stock Incentive Plan is administered by the Compensation Committee. Subject to the terms of the 2005 Stock Incentive Plan, the Compensation Committee may select participants to receive awards; determine the types of awards, terms and conditions of awards; and interpret provisions of the 2005 Stock Incentive Plan.
      Source of Shares. The common stock issued or to be issued under the 2005 Stock Incentive Plan consists of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the 2005 Stock Incentive Plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2005 Stock Incentive Plan.
      If the option price, a withholding obligation or any other payment is satisfied by tendering shares or by withholding shares, only the number of shares issued net of the shares tendered or withheld will be deemed delivered for the purpose of determining the maximum number of shares available for delivery under the 2005 Stock Incentive Plan.
      Eligibility. Awards may be made under the 2005 Stock Incentive Plan to employees, officers, directors, consultants and any other individual providing services to the Company or an affiliate whose participation in the 2005 Stock Incentive Plan is determined to be in the Company’s best interests by the Board of Directors.
      Amendment or Termination of the Plan. While the Company’s Board of Directors may suspend, terminate or amend the 2005 Stock Incentive Plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of the Company’s stockholders to the extent required by law. Unless terminated earlier, the 2005 Stock Incentive Plan will automatically terminate 10 years after its adoption by the Board of Directors.
      Options. The 2005 Stock Incentive Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code, referred to as incentive stock options, and stock options that do not qualify as incentive stock options, referred to as non-qualified stock options. The exercise price of each stock option may not be less than 100% of the fair market value of the Company’s common stock on the date of grant. If the Company were to grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of the Company’s common stock on the date of grant. The Company may grant options in substitution for options held by employees of companies that it may acquire.
      The term of each stock option will be fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the Compensation Committee. In general, an optionee may pay the exercise price of an option by cash or cash equivalent, by tendering shares of the Company’s common stock (which if acquired from the Company have been held by the optionee for at least six months) or, provided that the Company is a publicly traded company at the time, by means of a broker-assisted cashless exercise.
      Stock options granted under the 2005 Stock Incentive Plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution or pursuant to a domestic relations order. However, the Company may permit limited transfers of non- qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.
      Other Awards. The Compensation Committee may also award under the 2005 Stock Incentive Plan:

•	Restricted shares of common stock, which are shares of common stock subject to restrictions;

•	Stock units, which are common stock units subject to restrictions;

•	Unrestricted shares of common stock, which are shares of common stock issued at no cost or for a purchase price determined by the compensation committee which are free from any restrictions under the equity incentive plan;

•	Dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock;

•	Stock appreciation rights, which are a right to receive a number of shares or, in the discretion of the committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee; and

•	Performance and annual incentive awards, ultimately payable in common stock or cash, as determined by the compensation committee. The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. The compensation committee may modify, amend or adjust the terms of each award and performance goal.
      Section 162(m) of the Internal Revenue Code limits publicly held companies to an annual deduction for federal income tax purposes of $1.0 million for compensation paid to their chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (referred to as covered employees). However, performance-based compensation is excluded from this limitation. The 2005 Stock Incentive Plan is designed to permit the committee to grant awards that qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m) at such time as the 2005 Stock Incentive Plan becomes subject to Section 162(m).
      Business Criteria. The Compensation Committee will use one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or lending groups (except with respect to the total stockholder return and earnings per share criteria), in establishing performance goals for awards intended to comply with Section 162(m) of the Internal Revenue Code granted to covered employees:

•	Total stockholder return;

•	Total stockholder return as compared to total return of a known index;

•	Net income;

•	Pretax earnings;

•	Earnings before interest expense, taxes, depreciation and amortization;

•	Pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

•	Operating margin;

•	Earnings per share;

•	Return on equity;

•	Return on capital;

•	Return on investment

•	Operating earnings;

•	Working capital;

•	Ratio of debt to stockholders’ equity; and

•	Revenue.
      Effect of Extraordinary Corporate Transactions. The occurrence of a corporate transaction may cause awards granted under the 2005 Stock Incentive Plan to vest, unless the awards are continued or substituted for in connection with the corporate transaction. A corporate transaction means the Company’s dissolution or liquidation; a merger, consolidation, or reorganization in which the Company is not the surviving entity; a sale of substantially all of the Company’s assets or any transaction which results in any person or entity owning 50% or more of the combined voting power of the Company’s stock.
      Adjustments for Stock Dividends and Similar Events. The committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2005 Stock Incentive Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits, spin-offs and other similar events.
      Change in Control Accelerated Vesting. With respect to the awards outstanding under the prior plans as of the effective date of the Plan, all such awards become fully vested, and, in the case of options, exercisable in connection with the consummation of a change in control as defined in the applicable prior plan, provided the award remains outstanding upon the change in control and relates to a continuing employee or other service provider and except to the extent retaining the unvested status of certain outstanding options eliminates any excise tax under section 4999 of the Internal Revenue Code that, if applied, would produce an unfavorable net after-tax result for the option holder. With respect to awards made on or after the effective date of the Plan, the committee may provide in the award agreement that, in connection with the consummation of a change in control as defined under the applicable award agreement, the award shall become fully vested, and, in the case of Options or SARs, exercisable.
     401(k) Plan
      The Company sponsors the Western Alliance Bancorporation 401(k) Plan, referred to as the 401(k) Plan, which is a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. All employees who are at least 18 years old are eligible to participate. Participants may make pre-tax contributions to the 401(k) Plan of up to 60% of their compensation per payroll period, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions. Contributions by the participants or by the Company to the 401(k) Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Contributions by the Company, if any, are generally deductible when made. All contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives. The Company matches 50% of the first 6% of compensation contributed to the plan. The Company contributed approximately $596,000, $385,000, $230,000 and $180,000 in 2005, 2004, 2003 and 2002, respectively.
     401(k) Restoration Plan
      The Company sponsors the Western Alliance Bancorporation Nonqualified 401(k) Restoration Plan (the “Restoration Plan”), a deferred compensation plan under which participation is available to members of the Executive Management Committee. The Restoration Plan became effective in 2006. Under the 401(k) Plan, there is a statutory limit on the amount of compensation that can be taken into consideration in determining participant contributions and the Company’s matching contributions. The Restoration Plan allows participants to contribute 6% of base and bonus compensation, without regard to the statutory compensation limit, but offset by participant contributions actually made under the 401(k) Plan. A participant who elects to make contributions then would receive a Western Alliance matching contribution under the Restoration Plan equal to 3% of all compensation as offset by the amount of matching contribution made on the participant’s behalf under the 401(k) Plan.
Noncompetition and Indemnification Agreements

Noncompetition Agreement
      On July 31, 2002, the Company entered into Noncompetition Agreements with Messrs. Lundy, Sarver, Snyder and Woodrum. The agreements are enforceable while each such person is employed by the Company as a senior executive or is a member of its Board of Directors and for two years following the conclusion of such service. Each agreement provides that, other than with the Company, the individual will refrain from (a) engaging in the business of banking, either directly or indirectly, or from having an interest in the business of banking, in any state in which the Company engages in the business of banking; (b) soliciting any person then employed by the Company for employment with another entity engaged in the business of banking; or (c) diverting or attempting to divert from the Company any business of any kind in which the Company is engaged. The agreement does not prohibit passive ownership in a company engaged in banking that is listed or traded on the NYSE, American Stock Exchange or NASDAQ, so long as such ownership does not exceed 5%. In the event of a breach or threatened breach, the Company is entitled to obtain injunctive relief against the breaching party in addition to any other relief (including money damages) available to the Company under applicable law.

Indemnification Agreement
      The Company entered into Indemnification Agreements with each of its directors and executive officers (the “indemnitees”). These agreements provide contractual assurance of the indemnification authorized and provided for by the Company’s articles of incorporation and bylaws and the manner of such indemnification, regardless of whether the Company’s articles or bylaws are amended or revoked, or whether the composition of the Board of Directors is changed or the Company is acquired. However, such limitation on liability would not apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding against a director. The Company’s by-laws include provisions for indemnification of its directors and officers to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such laws and is unenforceable.
      The agreement provides for the payment, in whole or part, of expenses, judgments, fines, penalties, or amounts paid in settlement related to a proceeding implicating an indemnitee if that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests. With respect to criminal proceedings, the person must have had no reason to believe the relevant conduct was unlawful in order to obtain indemnification. Each agreement also provides for instances in which the Company will advance funds to the indemnitee and a related mechanism by which the Company may be reimbursed for such advances if it is ultimately found not obligated to indemnify the indemnitee in whole or in part. Further, the Company has agreed to pay for all expenses incurred by an indemnitee in his or her attempt to enforce the indemnification terms of his or her agreement, any other agreement or law, the Company’s bylaws or its articles of incorporation. The Company has also agreed to pay for all expenses incurred by an indemnitee in his or her attempt to seek recovery under any officers’ or directors’ liability insurance policies, without regard to the indemnitee’s ultimate entitlement to any such benefits.
      Each agreement to indemnify is subject to a number of qualifications. For example, it does not apply to any proceeding instituted by a bank regulatory agency that results in an order assessing civil monetary penalties or requiring payments to the Company or instituted by an indemnitee against the Company or its directors or officers without the Company’s consent. Further, the Company’s obligations are relieved should it be determined by a judge or other reviewing party that applicable law would not permit indemnification. The Company is entitled to assert that the indemnitee has not met the standards of conduct that make it permissible under the Nevada General Corporation Law for the Company to indemnify its directors and officers.
      In the event of a change of control of the Company, each agreement provides for the appointing of an independent party to determine the rights and obligations of an indemnitee and the Company with regard to a particular proceeding, and the Company has agreed to pay the reasonable fees for such party. If there is a potential change in control, the agreement provides that, upon the request of an indemnitee, the Company will establish and fund a trust for payment of reasonably anticipated expenses, and that the trust cannot be revoked upon a change of control without the indemnitee’s consent.

Certain Transactions
      The Company and the Banks have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors, officers, and principal stockholders of the Company and the Banks (and their associates), including corporations, partnerships and other organizations in which such persons have an interest. These loans were made on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable transactions with others and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2005, the Company’s officers, directors and principal stockholders (and their associates) were indebted to the Banks in the aggregate amount of approximately $27.6 million in connection with these loans. This amount was approximately 1.5% of total loans outstanding as of such date. All such loans are currently in good standing and are being paid in accordance with their terms.
      SWVP Management Co. Inc. and the Company were parties to a Consulting Agreement dated as of January 1, 2003, pursuant to which consulting fees were paid to SWVP. Robert Sarver, the Company’s Chairman of the Board, President and Chief Executive Officer owns SWVP. The Company paid SWVP $60,000 in fiscal years 2003 and 2004. The agreement was terminated in 2005.
      Todd Marshall, a director of the Company and BankWest of Nevada, is CEO Marshall Management Co. Marshall Management sub-leased office space from BankWest of Nevada during 2004 and 2005. The annual lease payments for 2005 totaled approximately $126,000. This sub-lease was terminated effective January 1, 2006. Todd Marshall is the son of director Arthur Marshall.
Certain Business Relationships
      Robert Sarver, the Company’s President, Chairman and Chief Executive Officer, controls several limited partnerships which invest in commercial real estate. Directors Baker, Hilton, Mack, A. Marshall, T. Marshall and Richard Doan (director — Torrey Pines Bank), R. Luther Olson (director — Alliance Bank of Arizona), Thomas Rogers (director — Alliance Bank of Arizona) and Mark Schlossberg (director — Torrey Pines Bank) have invested in one or more of these partnerships as limited partners. None of these investments are related in any way to the Company’s operating or financial performance or the value of the Company’s shares. Mr. Sarver also is the managing partner of the entity which owns the Phoenix Suns NBA basketball team. Director Hilton and Francis Najafi (director — Alliance Bank of Arizona) are limited partners in the Phoenix Suns ownership group.
      Mr. Sarver also serves as a director of Meritage Homes Corporation. Mr. Hilton is the co-chairman of the board and chief executive officer of Meritage. Other than Mr. Sarver, none of these directors is a managing or general partner in any of these entities, nor do they have any other role that would have a policy making function for such entities. William S. Boyd, a director of the Company, is the chief executive officer of Boyd Gaming Corporation. Marianne Boyd Johnson, Mr. Boyd’s daughter, is a director of the Company, BankWest of Nevada and Boyd Gaming Corporation. Robert L. Bougher, a director of BankWest of Nevada and Boyd Gaming Corporation, is the chief executive officer and president of the Borgata Hotel Casino & Spa, which is co-owned by Boyd Gaming Corporation. Donald Snyder, a director of the Company and BankWest of Nevada, was the president of Boyd Gaming Corporation from January 1997 until March 2005.
INDEPENDENT AUDITORS
      Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed McGladrey & Pullen LLP, to audit the financial statements of the Corporation and certain of its subsidiaries for the fiscal year ending December 31, 2006, and to report on the consolidated balance sheets, statements of income and other related statements of the Company and its subsidiaries. McGladrey & Pullen LLP has served as the independent auditor for the Company since 1994. Representatives of McGladrey & Pullen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions posed by the stockholders.

Fees and Services
      The following table shows the aggregate fees billed to the Company for professional services by McGladrey & Pullen, LLP and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen) for fiscal years 2005 and 2004:

	Fiscal Year	Fiscal Year
	2005 ($)	2004 ($)

Audit Fees	595,000	212,000
Audit-Related Fees	22,000	29,000
Tax Fees	28,000	33,000
All Other Fees	-0-	-0-

Total	645,000	274,000
      Audit Fees. This category includes the aggregate fees and costs billed for professional services rendered for the audits of the Company’s consolidated financial statements for fiscal years 2005 and 2004. Audit fees for 2005 include professional fees and costs associated with the Company’s initial public offering on Form S-1, including related consents and comfort letters. The 2005 fees also include review of the Company’s filing on Form 10-Q, related SAS 100 reviews, and review of Form S-8 and issuance of the related consent
      Audit-Related Fees. This category includes the aggregate fees and costs billed in each of the last two fiscal years for audits of the Company’s employee benefit plan. In addition, 2005 includes Sarbanes Oxley 404 consulting services and 2004 includes services relating to various accounting and reporting matters.
      Tax Fees. This category includes the aggregate fees and costs billed in each of the last two fiscal years for professional services relating to income tax preparation services, review of tax estimates and various tax consulting services.
      The Audit Committee considered the compatibility of the non-audit-related services performed by and fees paid to McGladrey & Pullen, LLP and RSM McGladrey, Inc. in 2005 and the proposed non-audit-related services and fees for 2006 and determined that such services and fees are compatible with the independence of McGladrey & Pullen, LLP.
Audit Committee Pre-Approval Policy
      The Audit Committee is required to pre-approve all audit and non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy or involves de minimus fees, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Committee. The Audit Committee may delegate to its Chairman or another member of the Audit Committee the authority to pre-approve services of the independent auditors, provided that any delegate must report any such approvals to the full Audit Committee at its next scheduled meeting.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.
      To the Company’s knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all of the Company’s officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that in connection with the Company’s initial public offering, each of the Company’s officers, directors and greater than 10% stockholders filed their Form 3 late.
ADDITIONAL INFORMATION
Stockholder Proposals for 2007 Annual Meeting
      Any proposal which a stockholder wishes to have included in the Company’s proxy statement and form of proxy relating to its 2007 annual meeting of stockholders must be received by the Company, directed to the attention of the Corporate Secretary, at its principal executive offices at 2700 West Sahara Avenue, Las Vegas, Nevada 89102, no later than November 17, 2006. If a stockholder wishes to present a matter at the Company’s 2007 annual meeting that is outside the process for inclusion in the proxy statement, notice must be given to the Secretary of not later than February 5, 2007. All stockholder proposals will be subject to and must comply with Nevada law and the rules and regulations of the SEC, including Rule 14a-8 under the Exchange Act, as amended.
Annual Report
      A copy of the Company’s Annual Report to stockholders is enclosed with this Proxy Statement. The Annual Report is not deemed a part of the proxy soliciting material. The Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2005, will be filed with the SEC prior to the Annual Meeting. Upon receipt of a written request, the Company will, without charge, furnish any owner of its common stock a copy of its Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2005, including financial statements and the footnotes thereto. Copies of exhibits to the Annual Report on Form 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to the Corporate Secretary of the Company at the address indicated on the first page of this Proxy Statement.
Legal Proceedings
      No director or executive officer of the Company is a party to any material pending legal proceedings or has a material interest in any such proceedings that is adverse to the Company or any of its subsidiaries.
Householding of Proxy Materials
      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker or notify the Company by sending a written request to Western Alliance Bancorporation, 2700 West Sahara Avenue, Las Vegas, Nevada 89102, Attn: Corporate Secretary, or by calling (702) 248-4200.

      Other Business
      Except as described above, the Company knows of no business to come before the Annual Meeting. However, if other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the Proxy to vote in accordance with the determination of a majority of the Board of Directors on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

ROBERT G. SARVER
CHAIRMAN OF THE BOARD
Dated: March 23, 2006

APPENDIX A
WESTERN ALLIANCE BANCORPORATION
AUDIT COMMITTEE CHARTER

I.	PURPOSE AND AUTHORITY
      The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Western Alliance Bancorporation serves as the audit committee of Western Alliance Bancorporation and its subsidiaries and affiliates (collectively, the “Corporation”). The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities by, among other things, reviewing the Corporation’s financial reports and other financial information provided by the Corporation to any governmental body or the public, the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, the Corporation’s internal audit function and the Corporation’s auditing, accounting and financial reporting processes. Consistent with the Audit Committee’s primary purpose, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels.
      The Audit Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party and to otherwise assist Board oversight of (a) the integrity of the Corporation’s financial statements and (b) the performance of the Corporation’s internal audit function, which may include oversight of outside firms that are contracted to provide internal audit and risk management services;

•	be directly responsible for the appointment, compensation and oversight of the work of any registered public accounting firm employed by the Corporation (the “independent auditor”) for the purpose of preparing or issuing an audit report or related work;

•	be directly responsible for the appointment, compensation and oversight of the work of any internal audit personnel, including any outside firms or persons that are contracted to provide internal audit and risk management services;

•	pre-approve all auditing services (which may entail providing comfort letters in connection with securities underwritings) and non-audit services provided to the Corporation by the independent auditor;

•	prepare the report required by the proxy rules of the Securities and Exchange Commission (the “SEC”) to be included in the Corporation’s annual proxy statement;

•	provide an open avenue of communication among the independent auditor, financial and senior management, outside firms that are contracted to provide internal audit and risk management services, any employees of the Corporation who are involved in the Corporation’s internal audit function, and the Board;

•	assist Board oversight and review the independent auditor’s qualifications and independence;

•	assist Board oversight and review of outside firms that are contracted to provide internal audit and risk management services;

•	assist Board oversight of and review the Corporation’s compliance with legal and regulatory requirements; and

•	make regular reports to the Board.

II.	COMPOSITION
      The Audit Committee shall be comprised of three or more directors who are “independent.” To be considered “independent,” the director must satisfy, as determined by the Board, the requirements of all applicable laws and regulations relative to the independence of directors and audit committee members, including without limitation the requirements of the SEC and the NYSE. In addition, the Corporation, the Board and the Committee shall comply with all applicable laws, rules, regulations and guidelines, including without limitation those contained in 12 U.S.C. § 1831m and 12 C.F.R. Part 363 of the rules and regulations of the Federal Deposit Insurance Corporation, that establish criteria for an independent audit committee. Each member of the Audit Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment. In addition, at least one member of the Audit Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.
      The members of the Audit Committee shall be appointed annually by the Board and shall serve until their successors are duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Audit Committee shall appoint one of their members as the Chair. Any responsibilities of the Audit Committee may be delegated by the Audit Committee to the Chairman or any other member; provided that any delegate shall report any actions taken by him or her to the whole Audit Committee at its next regularly scheduled meeting. If an Audit Committee member simultaneously serves or, upon appointment, would serve on the audit committee of more than three public companies, continued service or appointment is contingent on a Board determination that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee. The Chair shall have banking or related financial management expertise.

III.	COMPENSATION OF MEMBERS
      Compensation for service on the Audit Committee shall be limited to fees and compensation permitted under the Securities Exchange Act of 1934, as amended, the rules and regulations of the SEC promulgated thereunder, and the rules and regulations of the NYSE.

IV.	MEETINGS
      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Chair shall be responsible for leadership of the Audit Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting for the Audit Committee to the Board. As part of its job to foster open communications, the Committee should meet at least annually with management and the independent auditor in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Audit Committee may request any officer or employee of the Corporation or the Corporation’s internal and outside legal counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall have direct access to management, internal staff, the independent auditor, outside firms that are contracted to provide internal audit and risk management services, the corporate compliance staff and the Corporation’s legal counsel, both at meetings and otherwise.

V.	RESPONSIBILITIES AND DUTIES
      In furtherance of its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the Board and the stockholders that the corporate accounting and reporting practice of the Corporation are in accordance with all applicable legal and regulatory requirements.
      In carrying out these responsibilities and duties, the Audit Committee shall:

DOCUMENTS/ REPORTS REVIEW
      1. Review this Charter periodically (at least annually) and update this Charter to the extent the Audit Committee determines it to be necessary or advisable. The Audit Committee shall annually review the Committee’s own performance.

      2. Review and discuss, as appropriate, with management and the independent auditors and the internal audit function (including outside firms that are contracted to provide internal audit and risk management services):

(a) the Corporation’s annual audited financial statements and quarterly financial statements, including the Corporation’s disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, in the case of quarterly financial statements, the results of the independent auditor’s reviews of the quarterly financial statements;

(b) analyses prepared by management and/or the independent auditor setting forth the significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

(c) the effect of regulatory and accounting initiatives on the financial statements of the Corporation;

(d) any significant changes required in the independent auditor’s audit plan;

(e) any material correcting adjustments that have been identified by the independent auditor in accordance with GAAP and applicable laws, rules and regulations;

(f) any material off-balance sheet transactions;

(g) their assessments of the adequacy of the Corporation’s internal control structure and procedures of the Corporation for financial reporting and the resolution of any identified material weaknesses in such internal control structure and procedures; and

(h) other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards, including under Statement on Auditing Standards No. 61, Communications with Audit Committees.
      3. Make a recommendation to the Board as to whether the financial statements should be included in the Corporation’s Annual Report on Form 10-K.

INDEPENDENT AUDITOR
      4. Be directly responsible for (a) the appointment, compensation and oversight of the work of the independent auditor, who shall report directly to the Audit Committee and (b) approve all audit engagement fees and terms of any audit, audit-related, tax or other services (to the extent permitted under applicable law) with the independent auditor. The Audit Committee shall approve in advance the provision by the independent auditor of all services to be performed by the independent auditor. Select the independent auditor, considering independence and effectiveness and approve the audit fees. In addition, all significant non-audit services should be approved by the Audit Committee. The independent auditor shall not be engaged to perform any services prohibited by banking regulations. The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for compensating the independent auditor retained by the Corporation to provide any approved services. The Audit Committee must receive appropriate levels of funding, as determined by the Audit Committee, from the Corporation.
      5. Review the performance of the independent auditor.
      6. Periodically consult with the independent auditor out of the presence of management about internal controls and the completeness and accuracy of the Corporation’s financial statements.
      7. Take appropriate action to oversee the independence of the independent auditor, including:

(a) periodically review management consulting services and non-audit services not prohibited by applicable law, and the respective related fees, provided by and to the independent auditor, which shall have been pre-approved by the Audit Committee, and any transactional or other relationships between the Corporation and the independent auditor; and considering whether, under criteria the Audit Committee determines to be appropriate, the independent auditor’s provision of non-audit services to the Corporation is compatible with maintaining the independence of the independent auditor;

(b) ensuring its receipt from the independent auditor, and reviewing, a formal written report from the independent auditor at least annually delineating (i) the independent auditor’s internal quality control procedures; (ii) any material issues raised by the most recent quality-control reviews, by peer reviews of the firm, or by any inquiry or investigation by governmental or professional authorities relating to any audit carried out by the firm and any steps taken to deal with any such issues, and (iii) (to assess the independent auditor’s independence) all relationships between the independent auditor and the Corporation;

(c) reviewing and evaluating the experience and qualifications of the senior members of the independent auditor team; evaluating the qualifications, performance and independence of the independent auditor, including the review and evaluation of the lead partner of the independent auditor and whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with applicable law and compatible with maintaining the auditor’s independence, taking into account the opinions of management and the outside firms that are contracted to provide internal audit and risk management services; and presenting its conclusions to the full Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the independent auditor;

(d) actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and taking appropriate action or recommending to the Board such appropriate action, as necessary, on any disclosed relationships to satisfy itself of the independent auditor’s independence;

(e) complying with all relevant laws and regulations relative to the independence of the independent auditor, including but not limited to rotation of independent auditor or outside audit personnel and the lead audit partner as required by law;

(f) establishing clear hiring policies relating to the employment or retention by the Corporation of employees or former employees of the independent auditor.
      8. Meet and review with the independent auditor prior to the audit to discuss the planning, scope of services and staffing of the audit, as well as the audit procedures to be utilized.

FINANCIAL REPORTING PROCESSES AND INTERNAL AUDIT
      9. Discuss with management and the independent auditor and otherwise review (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and any major issues as to the adequacy of the Corporation’s internal controls, and any special audit steps adopted in light of material control deficiencies, (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect of alternative assumptions, estimates or GAAP methods on the Corporation’s financial statements, and (c) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information).
      10. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Corporation’s financial statements.
      11. Inquire of management, internal staff, outside firms that are contracted to provide internal audit and risk management services and/or the independent auditor about the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies. Also, review and assess the Corporation’s guidelines and policies that govern the processes for identifying and assessing significant risks or exposures and for formulating and implementing steps to minimize such risks and exposures to the Corporation.
      12. Discuss the Corporation’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, although this may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made), and the Audit Committee need not discuss in advance each earnings release or each instances in which the Corporation may provide earnings guidance.
      13. Meet with internal audit personnel and the outside firms that are contracted to provide internal audit and risk management services on a periodic basis to discuss the scope of services. Review all internal audit reports and related dispositions with management and outside firms that are contracted to provide internal audit and risk management services as deemed necessary.

PROCESS IMPROVEMENT
      14. Following completion of the annual audit, review separately with each of management and the independent auditor any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.
      15. Review any significant disagreements between management and the independent auditor. The Audit Committee shall have sole authority to resolve any disagreements between the independent auditor and management.
      16. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee.)

ETHICAL AND LEGAL COMPLIANCE
      17. Review and update periodically the Corporation’s employee handbook and Code of Ethics for directors, the chief executive officer, senior financial officers, other officers, and employees and ensure that management has established a system to enforce these policies.
      18. Review management’s monitoring of the Corporation’s compliance with the organization’s conduct policies, and ensure that management has the proper review system in place to ensure that the Corporation’s financial statements, reports and other financial information disseminated to governmental organizations, and the public, satisfy legal requirements.
      19. Review, with the Corporation’s counsel and regulatory compliance specialist any legal and regulatory matters that could reasonably have a significant impact on the Corporation’s financial matters or business activities.
      20. Perform any other activities and functions as may be required by the Corporation’s articles of incorporation and by-laws and by applicable laws, rules and regulations, or by the Board. or as the Audit Committee or the Board deems necessary or appropriate.
      21. Establish a confidential process for receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.
      22. Prepare the report required by the SEC’s proxy rules to be included in the Corporation’s annual proxy statement.
      23. Report regularly to the full Board and review any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the independent auditor or the performance of the internal audit function.
      24. Obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from the Corporation for payment of compensation to the outside legal, accounting or other advisors employed by the Audit Committee.

      25. Review and reassess the adequacy of the Audit Committee Charter and the Committee’s own performance annually and recommend any proposed changes to the Board annually.

VI.	LIMITATION OF AUDIT COMMITTEE’S ROLE
      The independent auditor, internal audit personnel and outside firms that are contracted to provide internal audit and risk management services are or shall be ultimately accountable to the Audit Committee, in its capacity as a committee of the Board, and to the full Board. While the Audit Committee has the oversight, supervisory and other powers and responsibilities set forth in this Charter, it is not the responsibility of the Audit Committee to plan or conduct audits, to implement internal controls, or to determine or certify that the Corporation’s financial statements are complete and accurate or are in compliance with GAAP. These matters and tasks are the responsibility of the Corporation’s management, the independent auditor, internal audit personnel and outside firms that are contracted to provide internal audit and risk management services. Likewise, it is the responsibility of the Corporation’s management and/or the independent auditor to bring appropriate matters to the attention of the Audit Committee and to keep the Audit Committee informed of matters which the Corporation’s management or the independent auditor believe require attention, guidance, resolution or other actions, the bases therefor and other relevant considerations. While it is not the duty of the Audit Committee to conduct investigations or to assure compliance with applicable laws, rules and regulations, the Audit Committee may take such actions with respect to such matters as it deems necessary or advisable in fulfilling its duties identified above.
* * * * *
      It is acknowledged that all of the above-listed tasks and focus areas may not be relevant to all the matters and tasks that the Audit Committee may consider and act upon from time to time, and the members of the Audit Committee in their judgment may determine the relevance thereof and the attention such items shall receive in any particular context.
Adopted by the Board of Directors on April 27, 2005.

WESTERN ALLIANCE BANCORPORATION
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 18, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Dale Gibbons and Linda N. Mahan as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Western Alliance Bancorporation held of record by the undersigned on March 10, 2006, at the Annual Meeting of Stockholders to be held at The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona, on April 18, 2006, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
WESTERN ALLIANCE BANCORPORATION
April 18, 2006

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
▼Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O	Paul Baker
		O	Bruce Beach
☐	WITHHOLD AUTHORITY	O	William S. Boyd
	FOR ALL NOMINEES	O	Steven J. Hilton
		O	Marianne Boyd Johnson
☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This proxy, when properly executed, will be voted in accordance with the directions of the undersigned. If no instruction to the contrary is given, this proxy will be voted “FOR” the election of the nominees for Directors listed in Proposal 1. If any other business is presented at the Annual Meeting, this proxy will be voted in accordance with the determination of a majority of the Board of Directors.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WESTERN ALLIANCE BANCORPORATION
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 18, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Dale Gibbons and Linda N. Mahan as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Western Alliance Bancorporation held of record by the undersigned on March 10, 2006, at the Annual Meeting of Stockholders to be held at The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona, on April 18, 2006, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
WESTERN ALLIANCE BANCORPORATION
April 18, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
▼ Please detach along perforated line and mail in the envelope provided. ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE
OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O	Paul Baker
		O	Bruce Beach
☐	WITHHOLD AUTHORITY	O	William S. Boyd
	FOR ALL NOMINEES	O	Steven J. Hilton
		O	Marianne Boyd Johnson
☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This proxy, when properly executed, will be voted in accordance with the directions of the undersigned. If no instruction to the contrary is given, this proxy will be voted “FOR” the election of the nominees for Directors listed in Proposal 1. If any other business is presented at the Annual Meeting, this proxy will be voted in accordance with the determination of a majority of the Board of Directors.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.